Exhibit 5.2

13 March, 2014

Matter No.:376022

Doc Ref: 6368925.2

+441 298 7859

chiara.nannini@conyersdill.com

AXIS Capital Holdings Limited

92 Pitts Bay Road

Pembroke HM 08

Bermuda

Dear Sirs,

AXIS Capital Holdings Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the proposed offer and sale by AXIS Specialty Finance PLC (“AXIS Specialty”) of US$250 million aggregate principal amount of its 2.650 % Senior Notes due 2019 and US$250 million aggregate principal amount of its 5.150% Senior Notes due 2045 (collectively, the “Notes”) pursuant to the Underwriting Agreement, dated as of 6 March, 2014 (the “Underwriting Agreement”) among the Company, AXIS Specialty and the representatives of the several underwriters named in Schedule I therein. The obligations of AXIS Specialty under the Notes will be fully and unconditionally guaranteed by the Company (together with the Notes, the “Securities”). The Securities will be issued and sold pursuant to the prospectus supplement dated 6 March, 2014 (the “Prospectus Supplement”), supplementing the prospectus dated 16 January, 2014 (the “Base Prospectus”) that forms part of the Registration Statement on Form S-3 ASR (Registration No. 333-193384) of the Company. As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The Securities will be issued pursuant to an Indenture dated as of 13 March, 2014 (the “Indenture”, which term does not include any other instrument or agreement whether or not specifically referenced to therein or attached as an exhibit or schedule thereto), by and between AXIS Specialty, as issuer, the Company, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee.

For the purposes of giving this opinion, we have examined copies of the Registration Statement, the Prospectus, the Indenture, the Underwriting Agreement, an extract of minutes of a meeting of the Board of Directors of the Company (the “Board”) held on 6 December, 2013, an extract of minutes of a meeting of the Finance Committee of the Board held on 5 December, 2014, and an extract of resolutions of the Pricing Committee of the Board adopted on 6 March, 2014, each certified by the Assistant Secretary of the Company (together, the “Resolutions”). We have also reviewed the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Assistant Secretary of the Company on 12 March, 2014, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Indenture, other than the Company, to enter into and perform its respective obligations under the Indenture; (d) the due execution and delivery of the Indenture by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Indenture, the Registration Statement, the Prospectus and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Indenture in accordance with its terms; (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Document to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York (the “Foreign Courts”); (j) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein; (k) that none of the parties to the Indenture (other than the Company) carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses; (l) that on the date of entering into the Indenture the Company is and after entering into the Indenture will be able to pay its liabilities as they become due.

The obligations of the Company in connection with the Indenture (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Indenture which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing as an exempted company under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Indenture. The Indenture has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited